Exhibit 11.2

SUPER HI INTERNATIONAL HOLDING LTD.

Statement of PolicIES

Governing Material non-public Information and

The Prevention of InsideR Trading

(Amended by the Board of Directors of SUPER HI INTERNATIONAL HOLDING LTD.
 and became effective on March 31, 2026)

This Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers, employees and consultants of SUPER HI INTERNATIONAL HOLDING LTD. and its subsidiaries and affiliated entities (collectively, the “Company”) and extends to all activities within and outside an individual’s duties at the Company.

Every director, officer, employee and consultant of the Company must review this Statement, and when requested by the Company, must execute and return the Certificate of Compliance attached hereto within seven (7) calendar days after receiving the request.

This Statement consists of four sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; Section III explains insider trading; and Section IV explains the prohibition of market misconduct in Hong Kong.

I.

SUMMARY

Preventing insider trading is necessary to comply with U.S. and Hong Kong securities laws, including Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Hong Kong Listing Rules”) and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies set forth in this Statement (collectively, the “Policy”) to be a matter of utmost importance. Violation of the Policy could cause extreme reputational damage and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person harmed by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons harmed.

The board of directors of SUPER HI INTERNATIONAL HOLDING LTD. has appointed the Financial Director and Board Secretary of SUPER HI INTERNATIONAL HOLDING LTD., Ms. Cong Qu, as the Compliance Officer for the Company (the “Compliance Officer”). Questions regarding this Statement should be directed to the Compliance Officer by e-mail at superhidmb@superhi-inc.com.

II.

POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “dealing” and “purchase” and “sell” of securities include any acquisition, disposal or transfer of, or offer to acquire, dispose of or transfer, or creation of pledge, charge or any other security interest in, any securities of the Company or any entity whose assets solely or substantially comprise securities of the Company, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of options (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer securities, or any interest in securities, of the Company. The Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares or American Depositary Shares (“ADSs”) subject to an option or other award to satisfy tax withholding requirements.

Notwithstanding the definition in the paragraph above, the following dealings are not subject to the provisions of this section:

(i) taking up of entitlements under a rights issue, bonus issue, capitalization issue or other offer made by the Company to holders of its securities (including an offer of shares in lieu of a cash dividend) but, for the avoidance of doubt, applying for excess shares in a rights issue or applying for shares in excess of an assured allotment in an open offer is a “dealing”;

(ii) allowing entitlements to lapse under a rights issue or other offer made by the Company to holders of its securities (including an offer of shares in lieu of a cash dividend);

(iii) undertakings to accept, or the acceptance of, a general offer for shares in the Company made to shareholders other than those that are concert parties (as defined under The Codes on Takeovers and Mergers and Share Buy-backs) of the offeror;

(iv) exercise of share options or warrants or acceptance of an offer for shares pursuant to an agreement entered into with the Company before a period during which dealing is prohibited under the Model Code for Securities Transactions by Directors of Listed Issuers (the “Model Code”) at the pre-determined exercise price, being a fixed monetary amount determined at the time of grant of the share option or warrant or acceptance of an offer for shares;

(v) an acquisition of qualification shares where, under the Company’s constitutional documents, the final date for acquiring such shares falls within a period when dealing is prohibited under the Model Code and such shares cannot be acquired at another time;

(vi) dealing where the beneficial interest or interests in the relevant security of the Company do not change;

(vii) dealing where a shareholder places out his existing shares in a “top-up” placing where the number of new shares subscribed by him pursuant to an irrevocable, binding obligation equals the number of existing shares placed out and the subscription price (after expenses) is the same as the price at which the existing shares were placed out;

(viii) dealing where the beneficial ownership is transferred from another party by operation of law; and

(ix) acceptance or vesting of shares pursuant to the terms of share awards granted by the Company before a period during which dealing is prohibited under this code at the purchase price, if any, fixed at the time of grant of the awards.

A.No Trading – No director, officer, employee or consultant may purchase or sell any ADSs, ordinary shares or other securities of the Company or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material non-public information relating to the Company or its ADSs, ordinary shares or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs, ordinary shares or other Company securities, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours must include in all events at least one full Trading Day on the Nasdaq Stock Market and the Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) following the public disclosure. The term “Trading Day” is defined, (i) in relation to the Nasdaq Stock Market , as a day on which the Nasdaq Stock Market is open for trading, and (ii) in relation to the Hong Kong Stock Exchange, as a day on which the Hong Kong Stock Exchange is open for trading. Except for public holidays in the United States and Hong Kong (as the case may be), the Nasdaq Stock Market’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday, and the Hong Kong Stock Exchange’s regular trading hours are from 9:30 a.m. to 4.00 p.m., Hong Kong time, Monday through Friday.

In addition, no director, officer, employee or consultant may purchase or sell any Company security or enter into a Trading Plan, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period” by the Company, regardless of whether the director, officer, employee or consultant possesses any Material Information.

Furthermore, all transactions in Company securities (including without limitation, acquisitions and dispositions of the ADSs, the sale of ordinary shares issued upon exercise of share options and the execution of a Trading Plan, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by directors, officers and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Please see Section III below for an explanation of the Material Information.

B.Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan other than during a Trading Window.

A “Trading Window” is the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior year, half-year or quarter, as applicable, and ending on December 31, March 31, June 30 or September 30, as the case may be.

In other words,

(1) beginning on January 1 of each year, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year;

(2) beginning on July 1 of each year, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter and six months ended on June 30 of that year; and

(3) beginning on April 1 and October 1 of each year, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31 and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Nasdaq Stock Market or the Hong Kong Stock Exchange closes (as appropriate), then the date of disclosure is considered to be the first Trading Day of the Nasdaq Stock Market or the Hong Kong Stock Exchange (as the case may be) following the public disclosure.

For reference, a director and any other person required by Model Code, appendix C3 to the Hong Kong Listing Rules, must not deal in any Company’s securities on any day on which the Company’s financial results are published and:

(i) during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(ii) during the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results, unless the circumstances are exceptional, for example, where a pressing financial commitment has to be met as described in section C of the Model Code. In any event, the director must comply with the notification procedure in paragraph D below. (“Hong Kong Blackout Period”)

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all directors, officers, employees and consultants must strictly comply with all the policies set forth in this Statement.

When in doubt, do not trade! Check with the Compliance Officer first.

C.Notification – A director and any other person required by Model Code must not deal in any Company’s securities without first notifying in writing the chairperson or a director (otherwise than himself) designated by the board for the specific purpose and receiving a dated written acknowledgement. In his own case, the chairperson must first notify the board at a board meeting, or alternatively notify a director (otherwise than himself) designated by the board for the purpose and receive a dated written acknowledgement before any dealing. The designated director must not deal in any Company’s securities without first notifying the chairperson and receiving a dated written acknowledgement. In each case,

(a) a response to a request for clearance to deal must be given to the relevant director within five business days of the request being made; and

(b) the clearance to deal in accordance with (a) above must be valid for no longer than five business days of clearance being received.

Note: For the avoidance of doubt, the restriction under section A of this Statement applies if inside information develops following the grant of clearance.

A written record should be maintained by the Company that the appropriate notification was given and acknowledged pursuant to this section D, and for the director concerned to have received written confirmation to that effect.

D.No Tipping – No director, officer, employee or consultant may directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”), regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee.

E.Confidentiality – No director, officer, employee or consultant may communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

F.No Comment – No director, officer, employee or consultant may discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the Company’s Financial Director, who is responsible for coordinating and overseeing the release of Company information to the investing public, analysts and others in compliance with applicable laws and regulations.

G.Corrective Action – If you become aware that any potential Material Information has been or may have been inadvertently disclosed, you must notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

H.Rule 10b5-1 Trading Plans – Rule 10b5-1 provides an affirmative defense against insider trading liability under U.S. securities laws. A person subject to this Policy can rely on this defense and trade in the Company’s securities, if the transaction occurs pursuant to a pre-arranged written Trading Plan that was entered into when the person was not in possession of material non-public information and that complies with the requirements of Rule 10b5-1. Notwithstanding the foregoing, (i) a director and any other person required by the Model Code must not trade in the Company’s securities during the Hong Kong Blackout Period; and (ii) the defense under Rule 10b5-1 should not conflict with the insider dealing provisions contained in the SFO as set out in section IV below.

A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

Anyone subject to this Policy who wishes to enter into a Trading Plan must submit the Trading Plan to the Compliance Officer for approval at least five business days prior to the planned entry into the Trading Plan. Trading Plans may not be adopted by a person when he or she is in possession of material non-public information about the Company or its securities and must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).

Once a Trading Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date(s) of the trade(s). You may amend or replace a Trading Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Trading Plan to the Compliance Officer for approval prior to adoption. You must provide notice to the Compliance Officer prior to terminating a Trading Plan. You should understand that a modification or termination of a Trading Plan may call into question your good faith in entering into and operating the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

III.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments (including the ADSs trading on the Nasdaq Stock Market and the ordinary shares trading on the Hong Kong Stock Exchange). “Purchase” and “sale” are defined broadly under the U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

●	trading by insiders while in possession of material non-public information;
●	trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
●	communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of material non-public information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the securities. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	dividends;
●	corporate earnings or earnings forecasts, or changes to previously released earnings announcements or guidance;
●	changes in financial condition or asset value;
●	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;
●	negotiations for material business alliance and collaboration arrangements;
●	significant new contracts or the loss of a significant contract;
●	significant new products or services;
●	significant marketing plans or changes in these plans;
●	capital investment plans or changes in these plans;
●	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its subsidiaries, officers or directors;
●	significant borrowings or financings;
●	defaults on borrowings;
●	new equity or debt offerings;
●	adoption of repurchase plans or amendment of existing repurchase plans;
●	significant personnel changes;
●	a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value;
●	changes in accounting methods and write-offs; and
●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International, or filings with the Securities and Exchange Commission or publications on the website of the Hong Kong Stock Exchange. Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before the information is deemed to be public.

Who is an Insider?

“Insiders” include directors, officers, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material non-public information relating to the company’s securities. All directors, officers, employees and consultants of the Company are considered insiders with respect to material non-public information about business, activities and securities of the Company. Directors, officers, employees and consultants may not trade the Company’s securities while in possession of material non-public information relating to the Company or tip (or communicate except on a need-to-know basis) the information to others.

It should be noted that trading by members of a director’s, officer’s, employee’s or consultant’s household can be the responsibility of the director, officer, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non-public information tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The Securities and Exchange Commission and the Department of Justice in the United States have made the civil and criminal prosecution of insider trading violations a top priority. The Securities and Futures Commission (“SFC”) in Hong Kong also regularly prosecutes individuals for insider trading. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	administrative sanctions;
●	securities industry self-regulatory organization sanctions;
●	civil injunctions;
●	damage awards to private plaintiffs;

●	disgorgement of all profits;
●	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
●	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of approximately US$2,500,000 or three times the amount of profit gained or loss avoided by the violator;
●	criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
●	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws: other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

Material Non-public Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material non-public information relating to other companies, including the Company’s customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on material non-public information regarding the Company’s Business Partners. Each individual should treat material non-public information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Individual Responsibility

Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the person whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in the Company’s securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material non-public information as if the transactions were for your own account.

IV.

SECTION 16 FILINGS FOR DIRECTORS AND OFFICERS

Edgar Filing Requirements

All Section 16(a) reports must be filed electronically with the SEC via EDGAR. Each director and officer subject to Section 16 of the Exchange Act must obtain EDGAR filing credentials, including a Central Index Key (“CIK”), EDGAR access codes, and a password, prior to filing. The Company’s Compliance Officer will assist directors and officers in obtaining the necessary EDGAR credentials.

The SEC may bring enforcement actions against individuals who fail to comply with Section 16(a) reporting requirements, which may result in civil monetary penalties.

Reporting Obligations

1.	Form 3: Initial Statement of Beneficial Ownership. Each director and officer must file a Form 3 with the SEC via EDGAR within ten (10) days of becoming a director or officer of the Company.

2.

Form 4: Statement of Changes in Beneficial Ownership. Each director and officer must file a Form 4 with the SEC via EDGAR within two (2) business days following any change in beneficial ownership of the Company’s equity securities. Reportable transactions include, but are not limited to: (i) open market purchases and sales; (ii) acquisitions or dispositions pursuant to employee benefit plans; (iii) gifts; (iv) exercises of stock options; and (v) acquisitions of securities pursuant to equity compensation awards.

3.

Form 5: Annual Statement of Changes in Beneficial Ownership. Each director and officer must file a Form 5 with the SEC via EDGAR within forty-five (45) days after the end of the Company’s fiscal year to report all transactions that occurred during the previous fiscal year that are specifically permitted to be reported on a Form 5 or should have been reported on a Form 3 or Form 4 but were not.

Company Assistance

The Compliance Officer will assist directors and officers in complying with Section 16(a) reporting requirements, including: (i) providing reminders of filing deadlines; (ii) assisting in the preparation of Forms 3, 4, and 5; (iii) coordinating with the Company’s stock administrator or transfer agent to track transactions; and (iv) facilitating the EDGAR filing process.

To avoid any inadvertent violation of trading prohibitions and to enable directors and officers to file their Form 4 reports under Section 16(a) of the Exchange Act on a timely basis, no directors and officers subject to Section 16 of the Exchange Act may purchase or sell securities of the Company unless such director or officer submits a request to transact in Company Securities form which is approved in advance by the Company’s Compliance Officer.

Once the transaction is cleared, it must be completed within three (3) trading days of approval. The director or officer must confirm to the Compliance Officer that such transaction was completed no later than the close of business on the date such transaction is completed and shall provide the Compliance Officer with all of the information required to complete a Form 4 reporting such transaction (e.g. the date of the transaction, whether the transaction was an acquisition or disposition, the number of securities involved in the transaction, the price or prices at which the securities were acquired or disposed of, the amount of such securities beneficially owned after the transaction, the nature of the ownership).

V.

PROHIBITION OF MARKET MISCONDUCT IN HONG KONG

Market misconducts prohibited by the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) include insider dealing, false trading, price rigging, stock market manipulation, disclosure of information about prohibited transactions, and disclosure of false and misleading information. Market misconducts may result in civil action or criminal prosecution, but a party in breach will not be penalized repeatedly for the same act.

Insider dealing provisions contained in the SFO (primarily Section 270 of the SFO) prohibit any person in connection with the company who is in possession of the relevant information from dealing in or procuring other persons to deal in the securities of the company. Further, these persons are prohibited from disclosing the relevant information to other persons who may trade in the securities of the company.

The relevant principles of insider dealing and inside information are largely similar to principles of non-public information (as set out above); please note that the Company is not exempt from the market misconduct and insider dealing provisions of the SFO. For further details, please refer to the SFO and the Guidelines on Disclosure of Inside Information issued by the Securities and Futures Commission.

Section 307A(1) of the SFO defines “inside information” in relation to a listed corporation. The three key elements in the concept of inside information are:

(a) the information about the particular corporation must be specific;

(b) the information must not be generally known to that segment of the market which deals or which would likely deal in the corporation’s securities; and

(c) the information would, if so known, be likely to have a material effect on the price of the corporation’s securities.

“Insider dealing” is when any person connected with the company holds the relevant information (being inside information, as described above) in relation to the company deals in the listed securities or derivatives of the company (or in the listed securities or derivatives of a related corporation of the company) or counsels or procures another person to deal in such securities or derivatives, knowing or having reasonable cause to believe that such other persons will deal in them.

In particular, Sections 270 and 291 of the SFO set out certain occasions and offences of insider dealing. Insider dealing in relation to a listed corporation takes place when:

●	Person with inside information deals in shares of a corporation with which he is connected – Sections 270(1)(a) and 291(1)
●	Bidder of take-over offer (being inside information) deals in shares of target – Sections 270(1)(b) and 291(2)
●	Person connected with a corporation discloses inside information about that corporation – Sections 270(1)(c) and 291(3)
●	Bidder of take-over offer leaks take-over information – Sections 270(1)(d) and 291(4)
●	Recipient of inside information from a person connected with a corporation deals in shares of that corporation – Sections 271(1)(e) and 291(5)
●	Recipient of inside information about a take-over from bidder deals in shares of the target – Sections 270(1)(f) and 291(6)
●	Person with inside information facilitates or discloses such information to facilitate dealing on an overseas market – Sections 270(2) and 291(7)

Section 279 of the SFO imposes a duty on all officers of a corporation to take reasonable measures to ensure that proper safeguards exist to prevent the corporation from acting in a way which would result in the corporation perpetrating any market misconduct. Under Section 258 of the SFO, where a corporation has been identified as having been engaged in market misconduct and the market misconduct is directly or indirectly attributable to a breach by any person as an officer of the corporation of the duty imposed on him under section 279, the Market Misconduct Tribunal of Hong Kong may make one or more of the orders in respect of that person even if that person has not been identified as having engaged in market misconduct himself.

CERTIFICATION OF COMPLIANCE

TO:	Compliance Officer
FROM:	______________________________
RE:	STATEMENT OF POLICIES OF SUPER HI INTERNATIONAL HOLDING LTD. GOVERNING MATERIAL NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

I have received, reviewed, and understand the policies set forth in the above-referenced Statement of Policies (such policies, as from time to time amended, the “Policies”) and hereby undertake, as a condition to my present and continued employment at or association with SUPER HI INTERNATIONAL HOLDING LTD. or any of its subsidiaries or affiliated entities, to comply fully with the Policies.

I hereby certify that I have adhered to the Policies during the time period that I have been employed by or associated with SUPER HI INTERNATIONAL HOLDING LTD. or any of its subsidiaries or affiliated entities.

I agree to adhere to the Policies in the future.

Signature: __________________________

Name: _____________________________

ID Card Number: _____________________________

Title: _______________________________________

Date: _______________________________________